Exhibit 99

February 1, 2014

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $.04 per share dividend for February 1, 2014.

Based upon our preliminary determination, the earnings for 2013 were $5,020,000 or $0.65 basic per share earnings available to common shareholders. This compares to 2012 earnings of $4,386,000, or $0.57 basic per share earnings available to common shareholders, a 14.5% increase in 2013. The 2013 results were reduced by a non-cash pension expense recognized in the fourth quarter of approximately $1,500,000 after tax, or $0.19 basic per share expense. After recognizing the $0.19 pension expense, our earnings for the fourth quarter 2013 were $753,000, or $0.10 basic per share earnings, compared to $1,676,000, or $.22 basic per share earnings for the fourth quarter 2012.

Our net interest income for the year 2013 was $39,974,000. This compares to $40,578,000 during 2012. This decrease continues to be the result of the very low interest rate environment. We do believe the impact of the low rate environment is stabilizing. Net interest income for the third quarter of 2013 was only $111,000 less than in 2012 and for the fourth quarter 2013 was actually $331,000 greater than in 2012. Contributing to this improvement was continued loan growth. Total loans at year end 2013 were $861,241,000 compared to $815,553,000 at year end 2012. This 5.6% increase is a direct result of a great deal of hard work on the part of our lenders and our business development staff.

During the year 2013 we expensed $1,100,000 for our Reserve for Loan Loss, compared to $6,400,000 in 2012. The measures of our loan quality have improved, both because of improvement in the performance of our loans overall and because of the sale of approximately $4,800,000 in non-performing loans during the fourth quarter. It has not been typical for us to sell non-performing loans, but we did not foresee significant improvement in the performance of these loans, and it was time for us to redirect our resources.

We saw a 7.7% increase in noninterest income as we continue to introduce new products and services to our customers and to fairly price our products and services for the value they provide. Our noninterest expense increased 13.9% in 2013 over 2012. A large portion of this increase is a result of the previously mentioned non-cash expense related to our pension plan. While we ended new participation in this plan in 2006, there is no easy solution when balancing employee benefit programs versus the costs. Without the pension expense item, our noninterest expenses increased 8.0%, and this was primarily due to the salary expense for additional staff and increases in our health care expenses. As noted in earlier letters, we planned the build-up in production staff, which directly contributed to our loan growth.

In December we completed the sale of $25,000,000 of convertible preferred stock. Approximately $10,000,000 of this was purchased by existing shareholders and customers in our communities. The balance was purchased by institutional investors. With the proceeds, we have begun the process of redeeming the Capital Preservation Program preferred stock sold in January 2009.

As we look ahead to 2014, we expect improving, though slow, economic activity in Ohio, and we hope to build upon the momentum in our loan growth. By focusing on quality products and service, we will continue our efforts to add new customers and to encourage existing customers to use additional products.

You will be receiving the annual report in early March. The annual shareholders meeting will be April 15, 2014 at 10:00 A.M. at the Firelands Campus of BGSU in Huron, Ohio. We hope to see you there.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller
President and Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.